PROXY

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF WEALTH MINERALS LTD. (the "Company")

TO BE HELD AT 1901 – 1177 WEST HASTINGS STREET, VANCOUVER, BRITISH COLUMBIA,  ON TUESDAY, DECEMBER 5, 2006, AT 10:00 AM. (the “Meeting”)

The undersigned registered shareholder (“Registered Shareholder”) of the Company hereby appoints, Hendrik Van Alphen, a Director of the Company, or failing this person, Michael W. Kinley, Chief Financial Officer of the Company, or in the place of the foregoing, ______________________________ as proxyholder for and on behalf of the Registered Shareholder, with full power of substitution to attend, act and vote for and on behalf of the Registered Shareholder in respect of all matters that may properly come before the Meeting and at every adjournment thereof, to the same extent and with the same powers as if the Registered Shareholder were present at the Meeting, or any adjournment thereof.

Without limiting the general powers hereby conferred, the proxyholder is hereby directed to vote the securities of the Company registered in the name of the Registered Shareholder as specified herein (provided that if no choice is, or both choices are, specified, the shares for which this proxy is given will be voted “For” all such matters.

Resolutions (For full detail of each item, please see the enclosed Notice of Meeting and Information Circular).  Please indicate your voting preference by marking an “X” in the space provided.

		For	Withhold
1.	To elect as Director, Hendrik Van Alphen
2.	To elect as Director, Jerry Pogue
3.	To elect as Director, Michael A. Bartlett
4.	To elect as Director, Jeffrey A. Pontius
		For	Withhold
5.	To appoint STS Partners LLP (Formerly: Sadovnick Telford & Skov,) Chartered Accountants as Auditors of the Company and authorize the Directors to fix their remuneration
		For	Against
6	To re-approve the 2004 Incentive Stock Option Plan

he undersigned Registered Shareholder hereby revokes any proxy previously given to attend and vote at the Meeting.

SIGN HERE: ______________________________________________________ Date: _____________________________

Please Print Name: ______________________________________________________

THIS PROXY FORM IS NOT VALID UNLESS IT IS SIGNED. SEE IMPORTANT INFORMATION AND INSTRUCTIONS ON REVERSE

INSTRUCTIONS FOR COMPLETION OF PROXY

1.

This Proxy is solicited by the Management of the Company.

2.

This form of proxy (“Instrument of Proxy”) must be signed by you, the Registered Shareholder, or by your attorney duly authorized by you in writing, or, in the case of a corporation, by a duly authorized officer or representative of the corporation.  If so determined in his sole discretion, the Chairman of the Meeting may require that the Shareholder or Nominee produce and deliver to the Chairman evidence as to the existence of the authority of any person to execute and deliver proxies or to vote, including, without limitation, the original or a notarial copy of the instrument empowering any person to execute and deliver a proxy and any such other documentation in support as is acceptable to the Chairman of the Meeting.  The acceptance or rejection of any Instrument of Proxy made by the Chairman of the Meeting in good faith is final and conclusive.

3.

If this Instrument of Proxy is not dated in the space provided, authority is hereby given by you, the Registered Shareholder, for the proxyholder to date this proxy with the date which is seven (7) calendar days after the date on which it was mailed to you, the Registered Shareholder.

4.

A Registered Shareholder who wishes to attend the Meeting and vote on the resolutions in person may simply register with the scrutineers before the Meeting begins.

5.

A Registered Shareholder who is not able to attend the Meeting in person but wishes to vote on the resolutions may do the following:

(a)

appoint one of the management proxyholders named on the Instrument of Proxy, by leaving the wording appointing a nominee as is (i.e. do not strike out the management proxyholders shown and do not complete the blank space provided for the appointment of an alternate proxyholder).  Where no choice is, or both choices are, specified by a Registered Shareholder with respect to a resolution set out in the Instrument of Proxy, a management appointee acting as a proxyholder will vote in favour of each matter identified on this Instrument of Proxy and for the nominees of management for directors and auditor as identified in this Instrument of Proxy;

OR

(b)

appoint another proxyholder, who need not be a Registered Shareholder of the Company, to vote according to the Registered Shareholder’s instructions, by striking out the management proxyholder names shown and inserting the name of the person you wish to represent you at the Meeting in the space provided for an alternate proxyholder. If no choice is, or both choices are, specified, the proxyholder appointed by you will, and is hereby directed to, vote in favour of each matter identified in this Instrument of Proxy and for the nominees of management for directors and auditor as identified in this Instrument of Proxy.

6.

The shares represented by this Instrument of Proxy will be voted or withheld from voting in accordance with the instructions of the Registered Shareholder on any poll of a resolution that may be called for and, if the Registered Shareholder specifies a choice with respect to any matter to be acted upon, the securities will be voted accordingly.  Further, the shares will be voted by the appointed proxyholder with respect to any amendments or variations of any of the resolutions set out on the Instrument of Proxy or matters which may properly come before the Meeting as the proxyholder in its sole discretion sees fit.

If a Registered Shareholder has submitted an Instrument of Proxy, the Registered Shareholder may still attend the Meeting and may vote in person.  To do so, the Registered Shareholder must record his/her attendance with the scrutineers before the commencement of the Meeting and revoke, in writing, the prior Instrument of Proxy.

To be represented at the Meeting, this proxy form must be received at the office of Computershare no later than forty eight (48) hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting or, with respect to any matters occurring after the reconvening of an adjourned Meeting, not less than forty-eight (48) hours prior to the time of the re-commencement of the Meeting. The mailing address is:

Computershare Investor Services

Proxy Dept. 100 University Avenue 9 th Floor

Toronto Ontario M5J 2Y1

Fax: Within North America: 1-866-249-7775 Outside North America: (416) 263-9524